UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

	Filed by the Registrant	X
Filed by a party other than the Registrant
Check the appropriate box:
Preliminary proxy statement
Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
X	Definitive proxy statement
Definitive additional materials
Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

ORION MARINE GROUP, INC.
(Name of Registrant as Specified in its Charter)

Payment of filing fee (Check the appropriate box):

X	No fee required
Fee computed on the table below per Exchange Act Rules 14a-6(i)(I) and 0-11
	(1)	Title of each class of securities to which transaction applies;
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, schedule or registration statement number:
	(3)	Filing party:
	(4)	Date filed:

ORION MARINE GROUP, INC.
12550 FUQUA ST.
HOUSTON, TEXAS  77034

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 22, 2008

To the Shareholders of Orion Marine Group, Inc.:

The Annual Meeting of Shareholders (“Annual Meeting”) of Orion Marine Group, Inc., a Delaware corporation (the “Company”) will be held on Thursday May 22, 2008 at 10:00 a.m., local time, at The Alden Hotel, 1117 Prairie St., Houston, Texas  77002 for the following purposes:

(1)	To re-elect one member to our Board of Directors, to serve a three year term and until his successor is duly elected and qualified.

(2)	To approve the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2008.

(3)	To transact any other business that may properly come before the Annual Meeting, or any reconvened meeting after an adjournment thereof.

The Board of Directors has fixed April 7, 2008 as the record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting or any reconvened meeting after an adjournment or postponement thereof, and only holders of common stock of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting or any reconvened meeting after an adjournment or postponement.

You are cordially invited to attend the Annual Meeting in person. Even if you plan to attend the meeting, however, you are requested to mark, sign, date and return the accompanying proxy as soon as possible.

By Order of the Board of Directors

J. Cabell Acree, III
Corporate Secretary

Houston, Texas
April 22, 2008

ORION MARINE GROUP, INC.
12550 Fuqua Street
Houston, Texas  77034
Telephone:  (713) 852-6500

PROXY STATEMENT
FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

This Proxy Statement has been prepared in connection with the solicitation by the Board of Directors (the “Board”) of Orion Marine Group, Inc. (the “Company”) of proxies from the holders of the Company’s common stock, par value $0.01 per share, for use at the 2008 Annual Meeting of Shareholders (the “Annual Meeting”) and at any adjournments or postponements thereof and for the purposes set forth in the accompanying notice.  The Annual Meeting will be held on May 22, 2008 at 10:00 a.m. local time at The Alden Hotel, 1117 Prairie St., Houston, Texas 77002.

All duly executed proxies received prior to the Annual Meeting will be voted in accordance with the choices specified thereon and, in connection with any other business that may properly come before the Annual Meeting, in the discretion of the persons named in the proxy. As to any matter for which no choice has been specified in a duly executed proxy, the shares represented thereby will be voted FOR the election as director of the nominee listed herein, FOR approval of the appointment of Grant Thorton LLP as the Company’s independent registered public accounting firm, and in the discretion of the persons named in the proxy in connection with any other business that may properly come before the Annual Meeting. A shareholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by filing with the Corporate Secretary at the Company’s executive offices a written instrument revoking it, by delivering a duly executed proxy bearing a later date or by appearing at the Annual Meeting and voting in person.

The Company’s principal executive offices are located at 12550 Fuqua Street, Houston, Texas  77034.

This Proxy Statement, the enclosed form of proxy, and the Company’s Annual Report for the fiscal year ended December 31, 2007 are first being sent to shareholders on or about April 22, 2008.  For a period of ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection by stockholders of record during ordinary business hours for proper purposes at the Company’s executive offices.

Record Date The Board has established April 7, 2008 as the record date (“Record Date”) for determining the holders of the common stock of the Company entitled to notice of and to vote at the Annual Meeting.  The Company’s common stock is listed for trading on the Nasdaq Stock Market LLC (Nasdaq Global Market).  Its trading symbol is OMGI.  At the close of business on the record date, 21,565,324 shares of the Company’s common stock were outstanding.

Methods of Voting Registered shareholders may vote in person, by telephone, by the Internet or by mail, as described below.  Beneficial shareholders should refer to the proxy card or information forwarded to you by your broker, bank or other holder of record to see what options are available to you.  Registered shareholders may cast their vote by:

(1)	Attending and voting in person at the Annual Meeting

(2)	Signing, dating and promptly mailing the proxy card in the enclosed postage-paid envelope;

(3)	Accessing the Internet website: www.proxyvote.com

(4)	Calling 1-800-690-6903

Quorum A quorum must be present in order to hold and conduct business at the Annual Meeting.  A quorum consists of the holders of a majority of the shares of common stock issued and outstanding on the Record Date.  Holders of shares of common stock who are either present at the Annual Meeting in person or through representation by proxy, including those who abstain from voting, those who do not vote on one or more proposals, withheld votes and broker non-votes (discussed further below) will be counted by the inspector of elections for purposes of determining whether there is a quorum present at the meeting.  The Company has appointed Broadridge Financial Solutions, Inc. as the inspector of elections for the Annual Meeting.

Solicitation of Proxies and Expenses The cost of this solicitation will be borne by the Company.  In addition to solicitation by mail, directors, officers and employees of the Company may, without additional compensation, solicit the return of proxies by telephone, messenger, facsimile, e-mail or personal interview.  Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to solicit their customers who are beneficial owners of the Company’s common stock and to forward proxies and proxy material to those beneficial owners.  The Company will reimburse them for their reasonable out-of-pocket expenses in doing so.  The Company will also pay the expenses of preparing, printing and mailing this Proxy Statement, the enclosed form of proxy and any other solicitation materials.

Additional Information The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and files periodic reports and other information with the Securities and Exchange Commission (“SEC”).   These reports may be accessed and copies obtained (at prescribed rates) at the SEC’s Public Reference Room at 100 F Street, NE. Room 1580, Washington, D.C. 20549.  Information may be obtained about the operation of the Public Reference Room by calling the SEC at 1-800-732-0330.  The SEC also maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding documents filed electronically with the SEC.  In addition, the Company maintains a website at www.orionmarinegroup.com on which it makes available, free of charge, access to various reports, proxy and information statements filed with, or furnished to, the SEC.  A copy of the Company’s Annual Report for the year ended December 31, 2007, which contains financial statements and other information of interest to shareholders is enclosed with this Proxy Statement.

ELECTION OF DIRECTOR (Proposal 1)

The Composition of the Board The By-Laws of the Company permit the Board to determine, by resolution, the number of directors the Company will have.  The authorized size of the Board is currently set at five (5) persons.

The Company’s Certificate of Incorporation and By-Laws provide for a classified Board of directors, divided into three classes, each class serving a staggered three-year term.  As a result, shareholders will elect approximately one-third of our Board each year.  A director holds office from the time of election until the third annual meeting following election.  The division of our Board into three classes with staggered terms may delay or prevent a change of our management or a change in control.  The term of the Class I director expires at the 2008 Annual Meeting.

The following table sets forth the names, ages and positions of our director nominee and our continuing directors as of the date of this Proxy Statement.

Nominee	Current position	Age	Class	Director since	Term expires
Thomas N. Amonett	Director	64	I	2007	2008

Continuing Directors
Richard L. Daerr, Jr.	Chairman of the Board of Directors	63	II	2007	2009
J. Michael Pearson	President, Chief Executive Officer and Director	60	II	2006	2009
Austin J. Shanfelter	Director	50	III	2007	2010
Gene Stoever	Director	69	III	2007	2010

At the Annual Meeting, one Class I director is to be elected to serve a three-year term expiring on the date of the annual meeting of shareholders to be held in 2011 (or until his successor is duly elected and qualified). In accordance with the Company’s by-laws, the affirmative vote of a plurality of the votes cast by holders of common stock entitled to vote in the election of directors at the Annual Meeting is required for the election of the nominee as director. Accordingly, although abstentions and broker non-votes are considered shares present at the meeting for the purpose of determining a quorum, they will have no effect on the election of directors.

The Board has nominated Mr. Thomas N. Amonett to continue to serve as the Class I Director. Mr. Amonett currently serves as a member of the Board.

The Board has no reason to believe that the nominee for election of director will not be a candidate or will be unable to serve, but if for any reason the nominee is unavailable as a candidate or unable to serve when the election occurs, the persons designated as proxies in the enclosed proxy card, in the absence of contrary instructions, will in their discretion vote the proxies for the election of a substitute nominee selected by the Board.

The Board recommends that you vote FOR the election of its nominee, Mr. Amonett. Properly dated and signed proxies will be so voted unless authority to vote in the election of directors is withheld.

Nominee for Class I Director for Three-Year Term to Expire in 2011

The following sets forth information concerning the nominee for election as director at the Annual Meeting, including the nominee’s position with us, and business experience during the past five years.

Thomas N. Amonett -- Mr. Amonett has been a member of our Board since May 2007, and serves as the Chairman of the Nominating and Governance Committee. He has been President, Chief Executive Officer and a director of Champion Technologies, Inc., a manufacturer and distributor of specialty chemicals and related services primarily to the oil and gas industry, since 1999. From November 1998 to June 1999, he was President, Chief Executive Officer and a director of American Residential Services, Inc., a company providing equipment and services relating to residential heating, ventilating, air conditioning, plumbing, electrical and indoor air quality systems and appliances. From July 1996 until June 1997, Mr. Amonett was Interim President and Chief Executive Officer of Weatherford Enterra, Inc., an energy services and manufacturing company. Mr. Amonett also served as the chairman of the board of TODCO, a provider of contract oil and gas drilling services primarily in the U.S. Gulf of Mexico shallow water and inland marine region from 2005 to 2007. He joined the board of Hercules Offshore, Inc., a provider of contract oil and gas drilling services and liftboat services, on July 11, 2007, where he serves on the Nominating and Corporate Governance committee and Mr. Amonett has been a director of Bristow Group Inc. (NYSE: BRS), a global provider of helicopter services, since 2006, where he currently serves on the audit committee and executive compensation committee.  Mr. Amonett also serves as an advising director to Triten Corporation, a privately held company.

Background of the Continuing Directors

Richard L. Daerr, Jr. — Mr. Daerr has served as Chairman of the Board and as a Class II director since May 2007, and is a member of each Board Committee. Mr. Daerr is President of RK Enterprises a firm he founded in 1997 that assists companies and investor groups in developing and implementing strategic plans and initiatives focused primarily on the energy, biotechnology, engineering and construction, and pharmaceuticals industries. From 1994 to 1996, Mr. Daerr served as President and Chief Executive Officer of Serv-Tech, Inc., an industrial services company that was listed on the NASDAQ. Mr. Daerr worked for CRSS, Inc. from 1979 to 1992 where he served as General Counsel and Chief Administrative Officer and as the President and Chief Operating Officer from 1990 to 1992. Prior to being acquired, CRSS, Inc. was a NYSE listed company and one of the largest engineering, architectural and construction management companies in the U.S. as well as one of the largest independent power producers in the U.S. CRSS owned a controlling interest in NATEC, Inc., a Nasdaq listed environmental services company of which Mr. Daerr was a director.  Mr. Daerr has served on the boards of several private and public companies, including TIMEC Company, Inc., a refinery turnaround maintenance company, from 2002 to 2007, where he served as Chairman of an Independent Committee and served on the Audit Committee.  Since 2003, Mr. Daerr has served as a director and on the Audit Committee of DISA, Inc., an industrial drug testing and background checking company.

J. Michael Pearson — Mr. Pearson has served as our President and Chief Executive Officer and as a Class II director since November 2006. Mr. Pearson joined us as Chief Operating Officer in March 2006 from Global Industries, Inc. (NASDAQ: GLBL), an offshore marine construction company, where he served as Chief Operating Officer from May 2002 to November 2005 and Senior Vice President, Strategic Planning from February 2002 to May 2002. Prior to joining Global Industries, Inc., Mr. Pearson served as a General Manager for Enron Engineering and Construction Co. from 2000 to 2001. Prior to that position, Mr. Pearson served as Executive Vice President for Transoceanic Shipping Co. in 1999 and President and Chief Executive Officer for International Industrial Services, Inc. from 1997 to 1999. From 1973 to 1997, Mr. Pearson served in various management capacities at McDermott International, Inc. (NYSE: MDR), including as Vice President and General Manager. Mr. Pearson is a Registered Professional Engineer in Louisiana and Texas.

Austin J. Shanfelter — Mr. Shanfelter has been a member of our Board and a Class III director since May 2007, and has served as chairman of our Compensation Committee since May 2007. He serves as a member of the board of directors of MasTec, Inc. (NYSE: MTZ), a publicly traded specialty contractor, and as a special consultant. Mr. Shanfelter served as Chief Executive Officer and President of MasTec from August 2001 until March 2007. From February 2000 until August 2001, Mr. Shanfelter was MasTec’s Chief Operating Officer. Prior to being named Chief Operating Officer, he served as President of one of their service offerings from January 1997. Mr. Shanfelter has been in the telecommunications infrastructure industry since 1981. Mr. Shanfelter has been a member of the Society of Cable Television Engineers since 1982 and the National Cable Television Association since 1991.  Mr. Shanfelter has served as President of the Power and Communications Contractors Association (“PCAA”), an industry trade group, and was a member of the board of directors. Mr. Shanfelter also serves as a director of Lock Haven University Foundation.

Gene Stoever — Mr. Stoever has been a member of our Board and a Class III director since May 2007, and has served as chairman of our Audit Committee since May 2007. He was an audit partner with KPMG LLP from 1969 until his retirement in 1993. During his 32-year tenure with KPMG, he served domestic and multinational clients engaged in the manufacturing, refining, oil and gas, distribution, real estate and banking industries, as well as serving as SEC Reviewing Partner responsible for advising and reviewing client filings with the SEC. Mr. Stoever currently serves as chairman of the audit committee of the Board of directors of Propex, Inc. and Evolution Petroleum Corp. (AMEX: EPM) and previously served on the Boards, and as chairman of the audit committees of Purina Mills, Sterling Diagnostic Imaging, and Exopack, LLC. Mr. Stoever is a Certified Public Accountant in Texas and a member of the Texas Society of Public Accountants.

OTHER INFORMATION AS TO DIRECTORS

Director Independence The Board has reviewed the relationships between the Company and each director and has determined that all of the Company’s directors, except Mr. Pearson who serves as President and Chief Executive Officer, satisfy the NASDAQ’s definition of an independent director.  In addition, each member of the Audit, Compensation and Nominating & Governance Committees also satisfies NASDAQ’s independence standards for service on those committees.  Members of the Audit Committee satisfy the independence requirements of the SEC’s Regulation 240.10A-3.

Compensation of Directors The following table describes the compensation earned by persons who served as non-employee directors during 2007.  Mr. Pearson, who is an employee of the Company, received no additional compensation for his service on the Board.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Thomas N. Amonett	$20,500	$7,102	$27,602
Richard L. Daerr, Jr.	$30,500	$7,102	$37,602
Austin J. Shanfelter	$19,500	$7,102	$26,602
Gene Stoever	$22,000	$7,102	$29,102

(1)	Amounts in this column represent retainers, meeting fees and chair fees as further described below.
(2)
The value of the stock awards is the total dollar cost recognized from the award in 2007 for financial reporting purposes in accordance with SFAS 123(R).  No amounts earned by a director have been capitalized on the balance sheet for 2007.  The cost does not reflect any estimates made for financial statement reporting purposes of future forfeitures by the director related to service-based vesting conditions.  The valuation of these stock option awards was made on the equity valuation assumptions described in the Company’s Annual Report (which accompanies this Proxy Statement) in Note 10 of Notes to Consolidated Financial Statements.  None of the awards has been forfeited.  The options granted in 2007 vest 33% on the first anniversary of the grant date (May 17, 2008) and 1/36 of the total award each month of continuous service thereafter.

Non-employee directors are compensated based on the following fee structure:

Annual retainer	$30,000
Attendance at regularly scheduled meeting	$1,000
Board Chairman additional annual retainer	$15,000
Audit Committee Chairman additional annual retainer	$10,000
Member of the Audit Committee additional annual retainer	$7,000
Member of other committee additional annual retainer	$5,000

All retainers and meeting fees are paid quarterly in arrears.  The Company also reimburses non-employee directors for reasonable travel and lodging expenses incurred in attending Board and committee meetings.

In addition, the compensation package to non-employee Board members provides for equity compensation consisting of an option for 6,726 shares of the Company’s common stock.  All option awards are non-qualified stock options and are issued pursuant to the equity compensation plan in effect at the time of the award.

Director’s Attendance at Meetings in 2007 Other than Mr. Pearson, who was appointed to the Board in 2006, all Board members were appointed to the Board in May 2007.  The current Board held ten (10) meetings during 2007.  Each of the directors attended all of the meetings of the Board during the time he was a director, as well as all meetings of committees of the Board on which he served; provided that Mr. Amonett was not present for one (1) special telephonic meeting of the Board.  There was no Annual Meeting of Shareholders during 2007.

Non-management directors meet in executive session on a regular basis, generally after a regularly-scheduled Board meeting.  The Chairman of the Board presides over the executive session.  In addition, the Audit Committee has adopted a practice of reserving time at each meeting to meet without members of Company management present.  The Compensation Committee has adopted a similar practice.

Committees of the Board The Board has established three standing committees; the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee.  Each committee is governed by a written charter approved by the Board of Directors.  A copy of each charter is available on the Company’s website at www.orionmarinegroup.com.

The Audit Committee assists the Board in overseeing our accounting and financial reporting processes and the audits of our financial statements. Pursuant to its charter, the Audit Committee has the following responsibilities, among others:

•	to select the independent auditor to audit our annual financial statements;

•	to approve the overall scope of and oversee the annual audit and any non-audit services;

•
to assist management in monitoring the integrity of our financial statements, the independent auditor’s qualifications and independence, the performance of the independent auditor and our internal audit function, and our compliance with legal and regulatory requirements;

•	to discuss the annual audited financial statements and unaudited quarterly financial statements with management and the independent auditor;

•	to discuss policies with respect to risk assessment and risk management; and

•	to review with the independent auditor any audit problems or difficulties and management’s responses.

Messrs. Stoever (Chairman), Amonett and Daerr are currently members of the Audit Committee, and the Board has determined each is deemed independent as defined in the applicable rules of NASDAQ and the SEC and that Mr. Stoever meets the relevant standards as a financial expert as defined in Item 407 of Regulation S-K promulgated by the SEC.  During 2007, the current Audit Committee met six (6) times.  A report by the Audit Committee may be found further in this Proxy Statement.

The Compensation Committee supports the Board in fulfilling its oversight responsibilities relating to senior management and director compensation. Pursuant to its charter, the Compensation Committee has the following responsibilities, among others:

•	to develop an overall executive compensation philosophy, strategy and framework consistent with corporate objectives and stockholder interests;

•	to review, approve and recommend all actions relating to compensation, promotion and employment-related arrangements for senior management, including severance arrangements;

•	to approve incentive and bonus plans applicable to senior management and administer awards under incentive compensation and equity-based plans;

•	to review and recommend major changes to and take administrative actions associated with any other forms of non-salary compensation; and

•
to review and approve or recommend to the entire Board for its approval, any transaction in our equity securities between us and any of our officers or directors subject to Section 16 of the Securities Exchange Act of 1934.

Messrs. Shanfelter (Chairman) and Daerr are currently members of the Compensation Committee, and the Board has determined that each is deemed independent as defined in the applicable reules of NASDAQ and the SEC.  The current Compensation Committee met five (5) times during 2007.  A report by the Compensation Committee is found further in this Proxy Statement.

The Nominating and Governance Committee recommends director candidates to the Board, oversees the evaluation of Board and Committee members, develops and monitors corporate governance principles, practices and guidelines for the Board and the Company.  Pursuant to its charter, the Nominating and Governance Committee has the following responsibilities, among others:

▪
to identify individuals qualified to become Board members and to recommend that the Board select the director nominees for election at annual meetings of stockholders or for appointment to fill vacancies;

▪	to recommend to the Board director nominees for each committee of the Board;

▪	to advise the Board about appropriate composition of the Board and its committees;

▪	to advise the Board about, develop and recommend to the Board appropriate corporate governance practices, principles and guidelines, and to assist the Board in implementing those practices;

▪	to lead the Board in its annual review of the performance of the Board and its committess; and

▪	to perform such other functions as the Board may assign to the committee from time to time

  Messrs. Amonett (Chairman) and Daerr are currently members of this committee, and the Board has determined that each is deemed independent as defined in the applicable rules of NASDAQ and the SEC.  The Nominating and Governance Committee, established in October 2007, did not hold any meetings during 2007.

If a shareholder wishes to recommend a nominee for director for the 2009 Annual Meeting of Company Shareholders, written notice should be sent to the Corporate Secretary in accordance with instructions set forth below and later in this Proxy Statement under the caption “Submission of Stockholder Approvals for 2009 Annual Meeting”.  Any shareholder notice of intention to nominate a director shall include:

▪	The name and address of the shareholder;

▪	A representation that the shareholder is entitled to vote at the meeting at which directors will be elected;

▪	The number of shares of the Company that are beneficially owned by the shareholder;

▪	A representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

▪	The following information with respect to the person nominated by the shareholder:
o	Name and address;
o	A complete resume or statement of the candidate’s qualifications, including education, work experience, industry knowledge, membership on other boards of directors and civic activity;
o	A description of any arrangements and understandings between the shareholder and the nominee and any other persons pursuant to which the nomination is made;
o	The consent of each such nominee to serve as a director if elected; and
o
Such other information as required to be included in a proxy statement, including information with respect to a candidate’s independence as defined under the rules and regulations of the SEC and NASDAQ.

The Committee seeks to achieve a Board that is composed of individuals who have experience relevant to the needs of the Company and who have a high level of professional and personal ethics.  In addition, prospective directors must have time available to devote to Board activities.  The Nominating & Governance Committee uses a variety of methods and multiple sources to identify and evaluate nominees for directors, including referrals from other directors and management, recommendations by shareholders ,and third party professional search firms.

The Company did not receive any shareholder nominations for director to be considered by the Nominating and Governance Committee for the 2008 Annual Meeting.

Shareholder Communications with the Board Interested persons wishing to communicate with the Board may do so by the following means:
Email:    cacree@orionmarinegroup.com., Attn:  Corporate Secretary
Mail:      Board of Directors
Attn:  Corporate Secretary
Orion Marine Group, Inc.
12550 Fuqua Street
Houston, TX  77034

Code of Ethics The Company has adopted a code of ethics that applies to its senior accounting and financial officers, including the Chief Executive Officer and Chief Financial Officer and complies with the rules of the SEC and Rule 406 of the Sarbanes-Oxley Act of 2002.  The code of ethics is posted on the Company’s website at www.orionmarinegroup.com.  Changes in and waivers to the code of ethics for the Company’s directors, executive officers and certain senior financial officers will be posted on the Company’s website within five business days and maintained for at least twelve months.

Compensation Committee Interlocks and Insider Participation No member of the Compensation Committee at any time during 2007 or at any other time has been an officer or employee of the Company, and no member of the Compensation Committee had any relationship with the Company in 2007 requiring disclosure under Item 404 of Regulation S-K.  During 2007, none of the Company’s executive officers served as a director or member of a compensation committee of any other entity that has an executive officer serving as a member of the Company’s Board.

Website Availability of Governance Documents

You can access the Company’s Code of Conduct, Code of Ethics, Corporate Governance Guidelines, and Stockholder Communication Policy, as well as the Audit, Nominating and Governance and Compensation Committee Charters on the Investor Relations section of the Company’s website at wwworionmarinegroup.com. Information contained on the Company’s website or any other website is not incorporated into this proxy statement and does not constitute a part of this proxy statement. Additionally, any stockholder who so requests may obtain a printed copy of the governance documents from the Company’s Corporate Secretary at the address indicated on the first page of this proxy statement.

EXECUTIVE OFFICERS

The following table sets forth the executive officers of the Company serving as of the date of this Proxy Statement.  All executive officers hold office until their successors are elected and qualified and serve at the discretion of the Board.  There is no family relationship between or among any of the Company’s directors and executive officers.

Name	Age	Position with the Company
J. Michael Pearson	60	President, Chief Executive Officer and Director
Mark R. Stauffer	45	Executive Vice President and Chief Financial Officer
Elliott J. Kennedy	53	Executive Vice President – Gulf Coast
James L. Rose	42	Executive Vice President – Atlantic and Caribbean
J. Cabell Acree, III	49	Vice President, General Counsel and Secretary

Below is a summary of the business experience of our executive officers who do not serve on the Board.  Mr. Pearson’s business experience is included under the caption “Background of the Continuing Directors”, above.

Mark R. Stauffer — Mr. Stauffer has served as our Chief Financial Officer since 2004 and served as Secretary from 2004 until August 31, 2007. Mr. Stauffer served as our Chief Financial Officer and Vice President from 1999, when he joined us, to October 2004. Prior to joining us, Mr. Stauffer served in various capacities at Coastal Towing, Inc. from 1986 to 1999, including Vice President & Chief Financial Officer, Vice President-Finance, Controller, Accounting Manager and Staff Accountant. Mr. Stauffer is a Certified Public Accountant.  Mr. Stauffer was named Executive Vice President in December 2007.

Elliott J. Kennedy — Mr. Kennedy served as Vice President since 1994 until December 2007, when he was named Executive Vice President – Gulf Coast of the Company. From 1992 to 1994, Mr. Kennedy served as Project Manager for Triton Marine. Prior to joining Triton, Mr. Kennedy served as Estimator/Project Manager for the Insite Division of Nustone Surfacing, Inc. From 1983 to 1989, he was Owner/Project Manager/ Estimator of E.J. Kennedy Design Construction. From 1980 to 1983, Mr. Kennedy was Project Manager/Superintendent for Infinity Construction.

James L. Rose — Mr. Rose has served as President of Misener Marine Construction, Inc. (“Misener Marine”), a wholly-owned subsidiary of the Company, since 2006, and he was named Executive Vice President – Atlantic and Caribbean of the Company in December 2007. Mr. Rose served as Area Manager for Jacksonville for Misener Marine from 2005 to 2006. From 2002 to 2005, Mr. Rose served as Project Engineer and Project Manager for Granite Construction Company. From 2001 to 2002, Mr. Rose served as Project Engineer and Project Manager for Misener Marine.

J. Cabell Acree, III — Mr. Acree joined us on August 13, 2007 as our Vice President and General Counsel and has been serving as Secretary since August 31, 2007. Prior to joining us, Mr. Acree served as Senior Vice President, General Counsel and Secretary of Exopack, LLC from 2002 to 2006; Senior Counsel to PCS Nitrogen, Inc. from 1997 to 2002; Assistant General Counsel to Arcadian Corporation from 1994 to 1997; and as an associate attorney with Bracewell and Giuliani from 1985 to 1993.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information at April 1, 2008 (or with respect to 5% shareholders as of the latest Schedule 13G filing)about the beneficial ownership of shares of Common stock by (1) each person or entity who is known by the Company to own beneficially more than 5% of the Company’s Common Stock; (2) each of the Company’s directors; (3) each of the Company’s named executive officers and (iv) all directors and executive officers of the Company as a group.

Name and Address of Beneficial Owners (1)	Number of Outstanding Shares of Common Stock Owned	Shares subject to Purchase (2)	Total Beneficial Ownership	Percent of Class (3)
5% Shareholders:
Third Point LLC	1,144,700		1,144,700	5.3%
Wellington Management Company, LLP	2,979,400		2,979,400	13.8%

Directors and Executive Officers(9):
Thomas N. Amonett	--	2,220	2,220	*
Richard L. Daerr, Jr.	2,000	2,220	4,220	*
J. Michael Pearson	18,519	194,172	212,691	1.0%
Austin Shanfelter	--	2,220	2,220	*
Gene Stoever	--	2,220	2,220	*
J. Cabell Acree, III	--	--	--	*
Elliott J. Kennedy	171,773	11,100	182,873	1.0%
James L. Rose	11,211	23,453	34,664	*
Mark R. Stauffer	123,319	48,432	171,751	1.0%
Directors and Officers as a group (9 persons):	326,822	286,037	612,859	2.8%
*Less than 1%

(1)	Unless otherwise indicated, the business address of each of the shareholders named in this table is Orion Marine Group, Inc., 12550 Fuqua St., Houston, Texas 77034
(2)	Includes shares that may be acquired within 60 days of April 1, 2008 by exercising vested stock options, but does not include any unvested stock options
(3)
For each individual, this percentage is determined by assuming the named shareholder exercises all options which the shareholder has the right to acquire within 60 days of April 1, 2008, but that no other person exercises any options.

(4)	No directors other than Richard L. Daerr, Jr. and J. Michael Pearson have beneficial ownership of the Company’s stock.

Section 16(a) Beneficial Ownership Reporting Compliance Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own more than 10% of the Company’s equity securities, or insiders, to file with the SEC reports of beneficial ownership of those securities and certain changes in beneficial ownership on Forms 3, 4 and 5 and to furnish the Company with copies of those reports.

Based solely on a review of the copies of these reports furnished to the Company and representations that no other reports were required during the year ended December 31, 2007, all Section 16(a) filing requirements applicable to the Company’s insiders were satisfied except as follows:

In December 2007, certain options were granted to Messrs. Pearson, Stauffer, Acree, Rose, and Kennedy  and a Form 4 for each recipient was not timely filed.  A Form 4 reporting the option grant was filed with the SEC for each recipient, other than Mr. Rose on January 3, 2008, and for Mr. Rose on January 4, 2008.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis contains statements regarding future individual and company performance measures, targets and other goals. These goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Overview of Compensation Program

The Compensation Committee of our Board is responsible for establishing, implementing, and monitoring adherence to our compensation philosophy. The compensation committee seeks to ensure that the total compensation paid to our executive officers is fair, reasonable and competitive. Throughout this discussion, the individuals who served as our Chief Executive Officer and Chief Financial Officer, as well as the other individuals listed in the Summary Compensation Table on page 18 are referred to as the “named executive officers.”

For 2007, the Compensation Committee individually negotiated compensation arrangements with our Chief Executive Officer and Chief Financial Officer, and the compensation paid to these executives reflects the negotiations between these officers and the compensation committee. For 2007, the Compensation Committee did not engage in benchmarking of executive compensation; however, the Compensation Committee hired a compensation consultant and bench-marked the Company’s executive compensation in 2008.

Compensation Philosophy and Objectives

The compensation committee regards as fundamental that executive officer compensation be structured to provide competitive base salaries and benefits to attract and retain superior employees, and to provide short- and long-term incentive compensation to incentivize executive officers to attain, and to reward executive officers for attaining, established financial goals that are consistent with increasing stockholder value. The compensation committee uses a combination of cash bonuses and equity-based awards as key components in the short- and long-term incentive compensation arrangements for executive officers, including the named executive officers.

The compensation committee’s goal is to maintain compensation programs that are competitive within our industry. Each year, the compensation committee reviews the executive compensation program with respect to the external competitiveness of the program, the linkage between executive compensation and the creation of stockholder value, and determines what changes, if any, are appropriate.

In determining the form and amount of compensation payable to the named executive officers, the compensation committee is guided by the following objectives and principles:

•
Compensation levels should be sufficiently competitive to attract and retain key executives.  The compensation committee aims to ensure that our executive compensation program attracts, motivates and retains high performance talent and rewards them for our achieving and maintaining a competitive position in our industry. Total compensation (i.e., maximum achievable compensation) should increase with position and responsibility.

•
Compensation should relate directly to performance, and incentive compensation should constitute a substantial portion of total compensation.  We aim to foster a pay-for-performance culture, with a significant portion of total compensation being “at risk.” Accordingly, a substantial portion of total compensation should be tied to and vary with our financial, operational and strategic performance, as well as individual performance. Executives with greater roles and the ability to directly impact our strategic goals and long-term results should bear a greater proportion of the risk if these goals and results are not achieved.

•
Long-term incentive compensation should align executives’ interests with our stockholders.  Awards of equity-based compensation encourage executives to focus on our long-term growth and prospects and incentivize executives to manage the company from the perspective of stockholders with a meaningful stake in us, as well as to focus on long-term career orientation.

Our executive compensation program is designed to reward the achievement of goals regarding growth, productivity and people, including such goals as follows:

•    attracting and retaining the most talented and dedicated executives possible;
•	motivating and exhibiting leadership that aligns employees’ interests with those of our stockholders;
•	developing and maintaining a profound and dynamic grasp of the competitive environment and positioning us as a competitive force within our industry;
•	developing business models and systems that seek out strategic opportunities, which benefit us and our stockholders;
•	implementing a culture of compliance and unwavering commitment to operating our business with the highest standards of professional conduct and compliance; and
•
achieving accountability for performance by linking annual cash awards to the achievement of revenue, “Net Cash Flow” (defined as Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) less net capital expenditures) and individual performance objectives.

Role of Executive Officers in Compensation Decisions

The compensation committee makes all compensation decisions for all executive officers (which includes the named executive officers). The compensation committee actively considers, and has the ultimate authority of approving, recommendations made by the Chief Executive Officer regarding executive officer’s compensation. Our Chief Executive Officer determines the non-equity compensation of our employees who are not executive officers.

The Chief Executive Officer annually reviews the performance of each executive officer (other than the Chief Executive Officer whose performance is reviewed by the compensation committee) whose reviews may be based on input from various sources and our employees. Based on these annual reviews, the Chief Executive Officer makes recommendations to the compensation committee with respect to annual base salary adjustments and short- and long-term incentive compensation awards for such executive officers. The compensation committee then reviews these recommendations and decides whether to accept or modify such recommendations as it deems appropriate.

For the year ended December 31, 2007, the compensation committee generally approved the recommendations of the Chief Executive Officer for the base salary and retirement and other benefits for the named executive officers.  However, the compensation committee determined the short and long-term incentive compensation structure, beneficiaries, targets and amounts for our executive officers.  With respect to the short and long-term incentive compensation of our executive officers, the Chief Executive Officer recommended the targets, but the compensation committee actively monitored the budgeted targets.

Determining Compensation Levels

Each year, typically in January, the compensation committee annually determines targeted total compensation levels, as well as the individual pay components of the named executive officers. In making such determinations, the compensation committee reviews and considers (a) recommendations of our Chief Executive Officer, based on individual responsibilities and performance, (b) historical compensation levels for each named executive officer, (c) industry conditions and our future objectives and challenges, and (d) overall effectiveness of the executive compensation program.

Elements of Compensation

For the year ended December 31, 2007, the principal components of compensation for our named executive officers were as follows:

•	base salary;
•	performance-based incentive compensation, including cash bonuses and long-term equity incentive compensation; and
•	retirement and other benefits.

Base Salary.  We provide our named executive officers and other employees with a base salary to compensate them for services rendered during the fiscal year.

On April 2, 2007 we entered into employment agreements (effective May 17, 2007) with our Chief Executive Officer, our Chief Financial Officer, each of our other named executive officers as well as with certain other key employees. On August 13, 2007, we entered into an employment agreement with Mr. Acree.  For 2007, the annual base salaries for our named executive officers were as follows: Mr. Pearson, $300,000; Mr. Stauffer, $220,000; Mr. Kennedy, $200,000; Mr. Rose, $155,000; and Mr. Acree, $225,000. Each of the aforementioned base salaries is subject to periodic review and adjustment by the compensation committee. The compensation committee agreed to these base salaries based on the scope of the named executive officers’ responsibilities, years of service and informal data we have gathered on market compensation reflective of demonstrated skills, behaviors and attributes paid by other similarly situated companies in our industry for similar positions, to the extent such information was available through recruitment, director and officer contacts and experience with other companies. The compensation committee also considered the other elements of the executive’s compensation, including stock-based compensation. Base salaries may be increased to realign salaries with market levels after taking into account individual responsibilities, performance and experience. We may also decrease base salaries, subject to the executive officer’s ability to resign for good reason and receive severance, as more fully described below under “Employment Agreements, Severance Benefits and Change in Control Provisions.” Based on publicly available information, the compensation committee believes (though cannot confirm) that the base salaries established for our executive officers, including our named executive officers, are competitive and comparable to those paid by similarly situated companies in our industry.

Performance-Based Incentive Compensation

 Bonuses.  We provide cash bonuses to provide incentives to executive officers to achieve annual and multiyear performance targets for us as a whole as well as within specific areas of responsibility of our named executive officers. All of our named executive officers are eligible for annual cash bonuses, which are set annually at the discretion of the compensation committee. The determination of the amount of annual bonuses paid to our executive officers generally reflects a number of objective and subjective considerations, including our overall revenue, Net Cash Flow, performance of specific operating divisions, and the individual contributions of the executive officer during the relevant period.

Under our Executive Incentive Plan (“EIP”), which for 2007 covered the President and Chief Executive Officer, Vice President and Chief Financial Officer and the Vice President (Orion Marine Group), an amount was allocated to a “bonus pool” based on our performance (determined prior to the award of bonuses under the EIP) during the annual performance period. Bonuses that may be awarded under the EIP are comprised of a formula award and a discretionary award. The formula award, which accounts for 75% of the bonus to be awarded under the EIP, is based on our achievement of a consolidated Net Cash Flow target, and is only payable if we meet or exceed 80% of that target. The remaining 25% of the bonus amount, which is the discretionary award, is based on mutually-agreed-to individual objectives. These individual objectives are established on an annual basis. Similar to the formula award, the discretionary award is only available if we meet or exceed 80% of the Net Cash Flow target. Earned bonuses under the EIP are payable only if the individual is an employee in “good standing.” An employee is in good standing under the EIP if the employee (a) has not resigned, (b) has not indicated an intention to resign, (c) has not been notified that his employment has been terminated and (d) is not on a performance improvement plan.

The EIP is administered by the Compensation Committee with input from the Chief Executive Officer. The Compensation Committee approves annually developed performance measures, performance standards, award levels, and award payments.

Under our Subsidiary Incentive Plan (“SIP”), which is applicable to our subsidiary management teams, each participant has a target bonus equal to 30%-50% of his or her annual base salary. The bonus amount is determined by the following four factors: (a) 30% of bonus amount is dependent upon overall company performance; (b) 35%-45% is dependent upon subsidiary financial performance; (c) 15%-20% is dependent upon individual goals established at the discretion of the President or Chief Executive Officer; and (d) 10%-20% is dependent upon subsidiary safety performance. The percentages for items (b), (c), and (d) may be adjusted for an individual at the discretion of the President or Chief Executive Officer. Earned bonuses under the SIP are payable only if the individual is an employee in “good standing.” An participant is in good standing under the SIP if the participant (a) has not resigned, (b) has not indicated an intention to resign, (c) has not been notified that his employment has been terminated and (d) is not on a performance improvement plan.

The SIP is administered by our Senior Management Team that approve annually developed performance measures, performance standards, award levels, and award payments subject to approval by the Compensation Committee of the overall plan. Achievement of goals is also determined by our Senior Management Team.

2007 Bonuses.  Bonuses paid to the named executives (other than Mr. Acree) for services provided in 2007 were based on the amount allocated to a “bonus pool” based on our performance (determined prior to the award of these bonuses) during the annual performance period, as described above. Bonuses awarded were comprised of a formula award and a discretionary award. The formula award, which accounts for 75% of the bonus to be awarded, was based on our achievement of a consolidated Net Cash Flow target, and was triggered by meeting or exceeding 80% of that target. The remaining 25% of the bonus amount, or the discretionary award, was based on mutually-agreed-to individual objectives. These individual objectives are established on an annual basis. Similar to the formula award, the discretionary award was only available if we met or exceeded 80% of the target.

In 2007, we exceeded our targets and the aggregate base bonus pools for our President and Chief Executive Officer, Vice President and Chief Financial Officer, and Executive Vice Presidents were calculated under the following method:

Base bonus pool (Tier 1):

(Up to 110% of Target Net Cash Flow – (80% of target Net Cash Flow))	* Target Pool amount
20% of target Net Cash Flow

Calculated as follows:

Bonus Pool =	($34.5 million – ($25 million) * $437,500	= $656,284
$6.3 million

Tier 2 bonus pool:

Actual Net Cash Flow exceeded 110% of the target Net Cash Flow in 2007. In such case, the bonus pool equaled the sum of the amount determined under the above formula as actual Net Cash Flow equal to 110% plus the extra amount determined by the following formula:

Extra Bonus Pool =	2.5*(actual Net Cash Flow – 110% of target Net Cash Flow))	* Target Pool Amount
20% of target Net Cash Flow

Calculated as follows:

Extra Bonus Pool =	2.5*(36.7 million – 34.5 million)* $437,500	= $385,594
20% of target Net Cash Flow

Therefore, the maximum bonus pool for 2007 totaled $1,041,878, of which 75% ($781,383) related to the achievement of the financial component and 25% ($260,461) was discretionary based on achievement of mutually established individual goals.  The total paid under the EIP plan for 2007 was $1,028,002.

The individual bonuses received in respect of 2007 performance were as follows:

J. Michael Pearson	$357,204
Mark R. Stauffer	$261,949
Elliott J. Kennedy	$238,136
James L. Rose	$170,714
Total	$1,028,002

2007 Bonus Plan for Mr. Acree.  Mr. Acree, our Vice President, General Counsel and Secretary, had a target bonus equal to 50% of his earned base salary for 2007. Mr. Acree’s annual base salary was $225,000, but because Mr. Acree joined us on August 13, 2007, only a portion of his base salary was earned in 2007 and Mr. Acree’s 2007 bonus amounts were calculated based on the actual base salary earned by Mr. Acree in 2007.

Similar to our 2007 EIP, 70% of Mr. Acree’s bonus was based on our Net Cash Flow for 2007, and 30% was based on individual goals:

70% Bonus Amount =	(actual Net Cash Flow – 80% of target Net Cash Flow))	* $28,242
20% of target Net Cash Flow

The result of the above calculation cannot exceed 70% of Mr. Acree’s target amount, or approximately $28,242. For ease of administration, we only added to the 70% portion of Mr. Acree’s bonus amount for each $1,000 of increase in actual Net Cash Flow. Applying the above formula for 2007, the 70% portion of Mr. Acree’s bonus amount equaled approximately $5.10 for each $1,000 that our actual 2007 Net Cash Flow exceeded approximately $25 million (which is 80% of our 2007 Net Cash Flow target), up to 100% of the Net cash Flow Target, as follows:

70% Bonus Amount =	($31.4 million – ($25 million) * $28,242	= $28,242
$6.3 million

Mr. Acree also was eligible to receive a bonus up to 30% of his target bonus based on achievement of individual goals.  Mr. Acree received $6,051 in respect of this portion of his bonus calculation.

In addition, as the Company’s target Net Cash flow was exceeded, Mr. Acree was eligible to receive additional bonus amounts at the discretion of our President. Mr. Acree’s discretionary bonus was $10,000, for a total bonus award in 2007 of $44,294.

Transaction Bonus Agreements with Officers.  In addition, on April 2, 2007, we entered into transaction bonus agreements with our Chief Executive Officer, our Chief Financial Officer, each of our other named executive officers (other than Mr. Acree) and certain other key employees. Under these bonus agreements, as amended, our Chief Executive Officer, our Chief Financial Officer, each of our other named executive officers and certain other key employees received cash bonuses, common stock grants and options to acquire common stock as follows:

Name	Cash Bonus	Common Stock	Options
J. Michael Pearson	$1,000,000	18,519	44,844
Mark R. Stauffer	750,000	--	44,844
Elliott J. Kennedy	26,250	3,611	33,633
James L. Rose	75,000	--	26,906
All others (9 persons), in the aggregate	292,000	4,296	179,369

In addition, the transaction bonus agreements with Messrs. Pearson, Stauffer and Kennedy and certain other key employees vested in full all equity grants under the 2005 Stock Incentive Plan.

2006 Bonuses.  For 2006, the Net Cash Flow target was $19.2 million or 11.4% greater than the similar target for 2005, and we believe that these targets were considered aggressive at the time they were established.  For 2006, we exceeded the net Cash Flow target and for the most part, the executives achieved many of their individual objectives.  Actual performance results for 2006 significantly exceeded the established targets.  Because no limit was placed on the 2006 bonus amounts, bonuses were much greater than the officers’ base salaries.

Long-Term Incentive Compensation.  We believe that long-term performance is achieved through an ownership culture that rewards and encourages long-term performance by our executive officers through the use of stock-based awards. We adopted our Long Term Incentive Plan (the “LTIP”) on March 27, 2007 and the stockholders approved the LTIP on May 2, 2007. The purposes of the LTIP are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to our employees and consultants, and to promote the success of our business. The LTIP provides for grants of (a) incentive stock options qualified as such under U.S. federal income tax laws, (b) stock options that do not qualify as incentive stock options, (c) stock appreciation rights (or SARs), (d) restricted stock awards, (e) restricted stock units, or (f) any combination of such awards. The compensation committee will determine on an annual basis who will receive awards under the LTIP and the limitations on those awards. The determination will be based on factors that normally apply to a company’s decision to grant awards,  i.e. , performance and industry conditions.

Other Awards.  Participants may be granted, subject to applicable legal limitations and the terms of the LTIP and its purposes, other awards related to common stock. Such awards may include, but are not limited to, convertible or exchangeable debt securities, other rights convertible or exchangeable into common stock, purchase rights for common stock, awards with value and payment contingent upon our performance or any other factors designated by the compensation committee, and awards valued by reference to the book value of common stock or the value of securities of or the performance of specified subsidiaries. The compensation committee will determine terms and conditions of all such awards. Cash awards may be granted as an element of or as a supplement to any awards permitted under the LTIP. Awards may also be granted in lieu of obligations to pay cash or deliver other property under the LTIP or under other plans or compensatory arrangements, subject to any applicable provision under Section 16 of the Exchange Act.

Performance Awards.  The compensation committee may designate that certain awards granted under the LTIP constitute “performance” awards. A performance award is any award the grant, exercise or settlement of which is subject to one or more performance standards. These standards may include business criteria for us on a consolidated basis, such as total stockholders’ return and earnings per share, or for specific subsidiaries or business or geographical units.

Incentive compensation is intended to compensate officers for achieving financial and operational goals and for achieving individual annual performance objectives. These objectives are expected to vary depending on the individual executive, but are expected to relate generally to strategic factors such as expansion of our services and to financial factors such as improving our results of operations.

The Company intends to align executives’ interests with shareholder value. To that end, we expect that the compensation committee will continue to maintain compensation plans that relate a portion of each of our named executive officers’ overall compensation to our financial and operational performance, as measured by revenues, Net Cash Flow, and performance of individual operating divisions, and to accomplishing strategic goals such as the expansion of our business to other geographic areas. We expect that the compensation committee will evaluate individual executive performance with a goal of setting compensation at levels it believes are comparable with executives in other companies of similar size and stage of development operating in the heavy civil marine infrastructure industry while taking into account our relative performance and our own strategic goals.

Retirement and Other Benefits.  Executive officers are eligible to participate in our benefit programs as described below. The compensation committee reviews the overall cost to us of these various programs generally on an annual basis or when changes are proposed. The compensation committee believes that the benefits provided by these programs have been important factors in attracting and retaining the overall executive officer group, including the named executive officers.

Each named executive officer is eligible to participate in our 401(k) plan. The plan provides that we match 100% on the first 2% of eligible compensation contributed to the plan, and 50% on the next 2% of eligible compensation contributed to the plan. These matching contributions vest over a four-year period. At our discretion, we may make additional matching and profit sharing contributions to the plan.

Each named executive officer is also eligible to participate in all other benefit plans and programs that are or in the future may be available to our other executive employees, including any profit-sharing plan, thrift plan, health insurance or health care plan, disability insurance, pension plan, supplemental retirement plan, vacation and sick leave plan, and other similar plans. In addition, each executive officer is eligible for certain other benefits, including reimbursement of business and entertainment expenses, car allowances and life insurance. The compensation committee in its discretion may revise, amend or add to the officer’s executive benefits and perquisites as it deems advisable. We believe that these benefits and perquisites are typically provided to senior executives of similar marine construction companies.

Employment Agreements, Severance Benefits and Change in Control Provisions

The employment agreements we entered into on April 2, 2007 with our Chief Executive Officer, our Chief Financial Officer and our other named executive officers (and Mr. Acree’s employment agreement entered into on August 13, 2007) entitle them to severance benefits in the amount of the officer’s base salary for six months in the event of a resignation for good reason or a termination without cause. In the event of termination related to a change in control (if resignation is for good reason or without cause), the officers receive their respective base salary for two to three years. The compensation committee believes that such severance benefits due to these termination events provides our named executive officers a reasonable package based on the value such officers have created, which is ultimately realized by our stockholders. We believe that the payments under the employment agreements will better enable us to maintain the services of our employees if a change of control is contemplated. See “Executive Compensation — Potential Payments Upon Termination or Change in Control” below.

Stock Ownership Guidelines

The compensation committee has not implemented stock ownership guidelines. The compensation committee will continue to periodically review best practices and re-evaluate our position with respect to stock ownership guidelines.

Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code prohibits certain companies from deducting compensation of more than $1.0 million paid to certain employees. We believe that compensation paid under the management incentive plans are fully deductible for federal income tax purposes. In certain situations, however, the compensation committee may approve compensation that will not meet the necessary requirements in order to ensure competitive levels of total compensation for our executives.

The compensation committee relied heavily on the favorable tax treatment associated with restricted stock in connection with the grants of restricted stock awards in 2005.

COMPENSATION COMMITTEE REPORT

Our current Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by the members of the Compensation Committee,
                     Austin J. Shanfelter, Chairman
Richard L. Daerr, Jr.

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE FOR FISCAL YEARS ENDED 2007 and 2006

The table below sets forth information regarding compensation earned by, awarded to or paid to the Company’s principal executive officer, principal financial officer and the three other named executive officers of the Company serving as executive officers at the end of 2007 and 2006, (collectively, the “Named Executive Officers”).  Mr. Acree joined the Company in August, 2007.

Name and Principal Position	Year	Salary $	Bonus $ (1)	Stock Awards $ (2)	Option Awards $ (3)	All Other Compensation $		Total $
J. Michael Pearson President and Chief Executive Officer	2007	$300,000	$1,357,204	$250,000	$195,376	$25,250	(4)	$2,127,837
	2006	202,884	840,973	--	52,800	14,058		1,110,715
Mark R. Stauffer Executive Vice President and Chief Financial Officer	2007	220,000	1,011,949	--	76,546	15,000	(5)	1,323,495
	2006	199,423	770,427	--	9,900	6,772	(8)	986,522
Elliott J. Kennedy Executive Vice President	2007	200,000	264,396	48,749	38,630	4,,882	(6)	556,657
	2006	179,424	900,000	--	--	4,701	(8)	1,084,125
James L. Rose Executive Vice President	2007	155,000	245,714	--	37,224	7,020	(7)	444,958
	2006	131,779	91,100	--	9,900	184	(8)	232,963
J. Cabell Acree, III Vice President, General Counsel and Secretary	2007	76,450	44,294	--	10,284	30,000	(9)	161,028

(1)
For Messrs. Pearson, Stauffer, Kennedy and Rose, this includes the Transaction Bonus awarded in May, 2007 and the 2007 Annual Performance Bonus under the EIP.  Mr. Acree’s bonus is his award under the 2007 Annual Performance Bonus. The 2007 Annual Performance Bonus is further described in the table below.

(2)	Represents the fair value on the day of award of 18,819 shares of stock awarded to Mr. Pearson and 3,611 shares of common stock awarded to Mr. Kennedy.
(3)
Represents the compensation costs recognized in 2007 for awards granted in 2007 and in prior years, calculated in accordance with SFAS 123R on the same basis used for financial reporting purposes for fiscal 2007. Assumptions used to calculate these amounts are included in Note 13 “Stock Based Compensation” of the audited financial statements included in our Annual Report for the fiscal year ended December 31, 2007.

(4)
For Mr. Pearson, this amount reflects an automobile allowance provided to him of $15,000 and $12,298, and the Company’s matching contribution to his account under the Company’s 401(k) Plan in the amount of $10,250 and $1,760 for 2007 and 2006, respectively.

(5)	For Mr. Stauffer, this amount reflects an automobile allowance provided to him of $5,700 and the Company’s matching contribution under the Company’s 401(k) Plan in the amount of $9,300.
(6)	For Mr. Kennedy, this amount reflects the value of use of a company-provided vehicle of $782 and the Company’s matching contribution under the Company’s 401(k) Plan in the amount of $4,100.
(7)	For Mr. Rose, this amount reflects an automobile allowance of $7,020.
(8)
The amounts reported reflect the value of the name executive officer’s personal use of a company automobile, and with the exception of Mr. Rose, our matching contributions to the named executive’s account under our 401(k) Plan.

(9)	For Mr. Acree, this amount reflects relocation expense reimbursement of $30,000.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR ENDED 2007

The following table sets forth certain information with respect to grants of plan-based awards to the named executive officers for the year ended December 31, 2007.

		As of December 31, 2007 Estimated Future Payment Under Non-Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold $	Target $	Maximum $	All Option Awards: Number of Securities Underlying Options(#)(2)	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(3)
J. Michael Pearson		$0	$150,000	$357,204
	5/17/07				44,844	$13.50	$243,503
	12/4/07				50,000	$14.25	$260,900
Mark R. Stauffer		0	110,000	261,949
	5/17/07				44,844	$13.50	$243,503
	12/4/07				34,300	$14.25	$178,977
Elliott J. Kennedy		0	100,000	238,136
	5/17/07				33,636	$13.50	$182,643
	12/4/07				21,500	$14.25	$112,187
James L. Rose		0	77,500	184,555
	5/17/07				26,906	$13.50	$146,100
	12/4/07				21,500	$14.25	$112,187
J. Cabell Acree, III		0	40,348	44,294
	8/31/07				15,000	$14.05	$83,285
	12/4/07				7,100	$14.25	$37,048

(1)         As described above, bonus awards under the EIP are based on the achievement of a combination of financial performance by the Company individual goals by each named executive.  Until 80% of the Net Cash flow Target is reached, the executive is not eligible to receive a bonus.  Therefore, the threshold bonus is $0.  The target payment for each individual is based on the achievement of 100% of the Net Cash Flow Target. In 2007, the Net Cash Flow target was exceeded by more than 110% and the maximum bonus was earned on the financial component of the bonus calculation.  The maximum bonus also includes the achievement of all individual goals set by each named executive.

(2)
The option awards were issued under the LTIP.  Provided the named executive officer remains continuously employed with the Company, the option awards will vest with respect to 33% of the underlying shares on the first anniversary of the grant date (May 17, 2008 (August 31, 2008 for Mr. Acree) and December 4, 2008) and one-thirty-sixth of the underlying shares upon the completion of each full month following the first year anniversary, such that all options are fully vested on the third anniversary of the grant date.

(3)
The amounts shown reflect the grant date fair value of the applicable option awards computed for financial reporting purposes in accordance with SFAS 123R.  The valuation was made on the assumptions more fully described in the Company’s Annual Report for the year ended December 31, 2007 in Note 13 of the Notes to the Consolidated Financial Statements.

Employment Agreements

Employment Agreements with Certain Officers.  We have entered into an employment agreement with our Chief Executive Officer, our Chief Financial Officer, each of our other named executive officers and certain other key employees. The employment agreements for each officer and key employee had an initial term of two years commencing on May 17, 2007 or August 13, 2007 in the case of Mr. Acree. Each employment agreement may be renewed for an additional period at the end of the initial term upon the mutual agreement of the parties entered into at least 30 days prior to the end of the initial term. Each employment agreement provides for a base salary, a discretionary bonus, and participation in our benefit plans and programs.

On April 11, 2008, the Compensation Committee approved, and the Board ratified, an amendment to our President and Chief Executive Officer, Mr. Pearson’s employment agreement, extending the initial term of the employment agreement for an additional year with the initial term expiring now on May 17, 2010 instead of May 17, 2009.  Provisions of the employment agreement providing for a mutually-agreed extension after expiration of the initial term remained in place.

The base salaries for 2007 for each of our named executive officers are as follows: J. Michael Pearson — $300,000; Mark R. Stauffer — $220,000; Elliott J. Kennedy — $200,000; James L. Rose — $155,000; and J. Cabell Acree, III — $225,000. Under the employment agreements, the officers are entitled to severance benefits in the event of a resignation for good reason or a termination without cause of the officer’s base salary continued for a period of six months if such resignation or termination is not in connection with a change of control.  Mr. Pearson’s amended employment agreement reflects his current annual base salary of $400,000, approved earlier by the Compensation Committee.

The employment agreements also provide for certain change of control benefits. The officers are entitled to severance benefits of the officer’s base salary continued for a period of two to three years in the event of a resignation for good reason or a termination without cause that is related to a change of control at any time three months prior to or within twelve months after a change of control. Such period is two years for Messrs. Kennedy, Rose and Acree, and three years for Messrs. Pearson and Stauffer. The amount of such severance payments will be reduced to an amount such that the aggregate payments and benefits to be provided to the officer do not constitute a “parachute payment” subject to a Federal excise tax.

The agreements also include confidentiality provisions without a time limit and non-competition provisions which apply during the periods specified in the employment agreements..

Stock Incentive Plans

2005 Stock Incentive Plan.  We adopted a Stock Incentive Plan in 2005 for issuances of equity-based awards based on our common stock to our current or future employees and directors. The Stock Incentive Plan consists of two components: restricted stock and stock options. The 2005 Stock Incentive Plan is limited as follows:  The aggregate number of such shares delivered under the 2005 Stock Incentive Plan and the Long Term Incentive Plan (described below) may not exceed an aggregate total of 2,943,946 shares.  Stock withheld to satisfy exercise prices or tax withholding obligations are available for delivery pursuant to other awards. The Stock Incentive Plan is administered by our Board. The Board of directors may delegate administration of the Stock Incentive Plan to a committee of the Board.

Our Board may terminate or amend the Stock Incentive Plan at any time with respect to any shares of stock for which a grant has not yet been made. Our Board of directors also has the right to alter or amend the Stock Incentive Plan or any part thereof from time-to-time, including increasing the number of shares of stock that may be granted subject to stockholder approval. No change, however, in the Stock Incentive Plan or in any outstanding grant may be made that would materially reduce the benefits of the participant without the consent of the participant. The Stock Incentive Plan will expire on the earlier of the tenth anniversary of its approval by stockholders or its adoption or its termination by the Board of directors. Awards then outstanding will continue pursuant to the terms of their grants.

Restricted Stock.  Restricted stock is stock that vests over a period of time and that during such time is subject to forfeiture. At any time in the future, the Compensation Committee may determine to make grants of restricted stock under the Stock Incentive Plan to employees and directors containing such terms as the Compensation Committee shall determine. The Compensation Committee will determine the period over which restricted stock granted to employees and members of our Board will vest. The Compensation Committee may base its determination upon the achievement of specified financial or other objectives. Shares of common stock to be delivered as restricted stock may be newly issued common stock, common stock already owned by us, common stock acquired by us from any other person or any combination of the foregoing. If we issue new common stock upon the grant of the restricted stock, the total number of shares of common stock outstanding will increase. We intend the restricted stock under the Stock Incentive Plan to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of our common stock. Therefore, Stock Incentive Plan participants will not pay any consideration for the common stock they receive, and we will receive no remuneration for the stock.

Stock Options.  The Stock Incentive Plan permits the grant of options covering our common stock. Options may be incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, or nonqualified stock options as determined by the Compensation Committee. At any time in the future, the Compensation Committee may determine to make grants under the Stock Incentive Plan to employees and members of our Board containing such terms as the committee shall determine. Stock options will have an exercise price that may not be less than the fair market value of the stock on the date of grant. In general, stock options granted will become exercisable over a period determined by the Board. If a grantee’s employment or membership on the Board terminates for any reason, the grantee’s unvested stock options will be automatically forfeited unless, and to the extent, the option agreement or the Board provides otherwise.

Long Term Incentive Plan.  We adopted our Long Term Incentive Plan (the “LTIP”) on March 27, 2007, and the stockholders approved the LTIP on May 2, 2007. The purposes of the LTIP are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to our employees and consultants, and to promote the success of our business. The LTIP provides for grants of (a) incentive stock options qualified as such under U.S. federal income tax laws, (b) stock options that do not qualify as incentive stock options, (c) stock appreciation rights (or SARs), (d) restricted stock awards, (e) restricted stock units, or (f) any combination of such awards.

Shares Available.  The maximum aggregate number of shares of our common stock that may be reserved and available for delivery in connection with awards under the LTIP is 2,017,938, but is also limited so that the total shares of common stock that may be delivered under the LTIP and the 2005 Stock Incentive Plan may not exceed 2,943,946. If common stock subject to any award is not issued or transferred, or ceases to be issuable or transferable for any reason, those shares of common stock will again be available for delivery under the LTIP to the extent allowable by law.

Eligibility.  Any individual who provides services to us, including non-employee directors and consultants, and is designated by the compensation committee to receive an award under the LTIP will be a “Participant.” A Participant will be eligible to receive an award pursuant to the terms of the LTIP and subject to any limitations imposed by appropriate action of the compensation committee.

Administration.  Our Board of directors has appointed the Compensation Committee to administer the LTIP pursuant to its terms, subject to board approval of plan structure, amendments and modifications. Our compensation committee will, unless otherwise determined by the Board of directors, be comprised of two or more individuals each of whom constitutes an “outside director” as defined in Section 162(m) of the Code and “nonemployee director” as defined in Rule 16b-3 under the Exchange Act. Unless otherwise limited, the compensation committee has broad discretion to administer the LTIP, including the power to determine to whom and when awards will be granted, to determine the amount of such awards (measured in cash, shares of common stock or as otherwise designated), to proscribe and interpret the terms and provisions of each award agreement, to accelerate the exercise terms of an option (provided that such acceleration does not cause an award intended to qualify as performance based compensation for purposes of Section 162(m) of the Code to fail to so qualify), to delegate duties under the LTIP and to execute all other responsibilities permitted or required under the LTIP.

Terms of Options.  The Compensation Committee may grant options to eligible persons including (a) incentive stock options (only to our employees) that comply with Section 422 of the Code and (b) nonstatutory options. The exercise price for an incentive stock option must not be less than the greater of (a) the par value per share of common stock or (b) the fair market value per share as of the date of grant. The exercise price per share of common stock subject to an option other than an incentive stock option will not be less than the par value per share of the common stock (but may be less than the fair market value of a share of the common stock on the date of grant). Options may be exercised as the compensation committee determines, but not later than 10 years from the date of grant. Any incentive stock option granted to an employee who possesses more than 10% of the total combined voting power of all classes of our shares within the meaning of Section 422(b)(6) of the Code must have an exercise price of at least 110% of the fair market value of the underlying shares at the time the option is granted and may not be exercised later than five years from the date of grant.

Terms of SARs.  SARs may be awarded in connection with or separate from an option. A SAR is the right to receive an amount equal to the excess of the fair market value of one share of common stock on the date of exercise over the grant price of the SAR. SARs awarded in connection with an option will entitle the holder, upon exercise, to surrender the related option or portion thereof relating to the number of shares for which the SAR is exercised, which option or portion thereof will then cease to be exercisable. Such SAR is exercisable or transferable only to the extent that the related option is exercisable or transferable. SARs granted independently of an option will be exercisable as the Compensation Committee determines. The term of a SAR will be for a period determined by the compensation committee but will not exceed ten years. SARs may be paid in cash, common stock or a combination of cash and stock, as provided for by the compensation committee in the award agreement.

Restricted Stock Awards.  A restricted stock award is a grant of shares of common stock subject to a risk of forfeiture, restrictions on transferability, and any other restrictions imposed by the compensation committee in its discretion. Except as otherwise provided under the terms of the LTIP or an award agreement, the holder of a restricted stock award may have rights as a stockholder, including the right to vote or to receive dividends (subject to any mandatory reinvestment or other requirements imposed by the compensation committee). A restricted stock award that is subject to forfeiture restrictions may be forfeited and reacquired by us upon termination of employment or services. Common stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, may be subject to the same restrictions and risk of forfeiture as the restricted stock with respect to which the distribution was made.

Restricted Stock Units.  Restricted stock units are rights to receive common stock, cash, or a combination of both at the end of a specified period. Restricted stock units may be subject to restrictions, including a risk of forfeiture, as specified in the award agreement. Restricted stock units may be satisfied by common stock, cash or any combination thereof, as determined by the compensation committee. Except as otherwise provided by the compensation committee in the award agreement or otherwise, restricted stock units subject to forfeiture restrictions will be forfeited upon termination of a participant’s employment or services prior to the end of the specified period. The Compensation Committee may, in its sole discretion, grant dividend equivalents with respect to restricted stock units.

Other Awards.  Participants may be granted, subject to applicable legal limitations and the terms of the LTIP and its purposes, other awards related to common stock. Such awards may include, but are not limited to, convertible or exchangeable debt securities, other rights convertible or exchangeable into common stock, purchase rights for common stock, awards with value and payment contingent upon our performance or any other factors designated by the compensation committee, and awards valued by reference to the book value of common stock or the value of securities of or the performance of specified subsidiaries. The compensation committee will determine terms and conditions of all such awards. Cash awards may be granted as an element of or a supplement to any awards permitted under the LTIP. Awards may also be granted in lieu of obligations to pay cash or deliver other property under the LTIP or under other plans or compensatory arrangements, subject to any applicable provision under Section 16 of the Exchange Act.

Performance Awards.  The compensation committee may designate that certain awards granted under the LTIP constitute “performance” awards. A performance award is any award the grant, exercise or settlement of which is subject to one or more performance standards. These standards may include business criteria for us on a consolidated basis, such as total stockholders’ return and earnings per share, or for specific subsidiaries or business or geographical units.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information regarding options or warrants authorized for issuance under our equity compensation plans as of December 31, 2007:

Plan category	Column A Number of securities to be issued upon exercise of outstanding options, warrants and rights	Column B Weighted average exercise price of outstanding options, warrants and rights	Column C Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column A)
Equity compensation plans approved by shareholders	1,877,016	$12.38	1,066,930
Equity compensation plans not approved by shareholders	--	--	--
Total	1,877,016	$12.38	1,066,930

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2007

The following table reflects all outstanding equity awards held by our named executive officers as of the year ended December 31, 2007:

	Option awards				Stock awards
	Number of securities underlying unexercised options
Name	Exercisable	Unexercisable	Option exercise price	Option expiration date	Number of Shares or Units of Stock that have not vested	Market Value of Shares or Units of Stock that have not vested ($)(5)
J. Michael Pearson	179,373	--	$1.96	3/31/2016 (1)
	--	44,844	$13.50	5/17/2017 (2)
	--	50,000	$14.25	12/4/2017 (3)
Mark R. Stauffer	33,633	--	$1.96	3/31/2016 (1)
	--	44,844	$13.50	5/17/2017 (2)
	--	34,300	$14.25	12/4/2017 (3)
Elliott J. Kennedy	--	33,636	$13.50	5/17/2017 (2)
	--	21,500	$14.25	12/4/2017 (3)
James L. Rose
	11,776	21,857	$1.96	3/31/2016 (1)	5,415	$81,225
	--	26,906	$13.50	5/17/2017 (2)
	--	21,500	$14.25	12/4/2017 (3)
J. Cabell Acree, III	--	15,000	$14.05	8/31/2017 (4)
	--	7,100	$14.25	12/4/2017 (3)

(1)
These option awards were issued under the 2005 Stock Incentive Plan.  Provided the named executive remains continuously employed with the Company, the option awards vest (a) 20% upon the first anniversary of grant date (March 31, 2007), and (b) one-sixtieth of the underlying shares upon completion of each full month following the first anniversary, such that all shares are fully vested on the fifth anniversary of the grant date.  Notwithstanding, pursuant to the terms of a transaction bonus agreement entered into with each Mr. Pearson and Mr. Stauffer effective as of April 2, 2007, as amended, the options vested in full upon consummation of the 2007 Private Placement.

(2)
These option awards were issued under the LTIP.  These options vest (a) 33% upon the first anniversary of grant date (May 17, 2008) and (b) one thirty-sixth of the underlying shares upon completion of each full month following the first anniversary, such that all shares are fully vested on the third anniversary of the grant date.

(3)
These option awards were issued under the LTIP.  These options vest (a) 33% upon the first anniversary of grant date (December 4, 2008) and (b) one thirty-sixth of the underlying shares upon completion of each full month following the first anniversary, such that all shares are fully vested on the third anniversary of the grant date.

(4)
These option awards were issued under the LTIP.  These options vest (a) 33% upon the first anniversary of grant date (August 31, 2008) and (b) one thirty-sixth of the underlying shares upon completion of each full month following the first anniversary, such that all shares are fully vested on the third anniversary of the grant date.

(5)
On May 3, 2005, Messrs. Stauffer, Kennedy, and Rose received awards of 123,319, 168,162, and 11,211 shares of restricted stock, respectively. The shares of restricted stock were issued under the 2005 Stock Incentive Plan. Provided the named executive officer remains continuously employed with us (or a parent or subsidiary of ours), the restricted stock will vest (or, as applicable, vested) as follows: (a) one-fifth of the restricted stock became vested on May 3, 2006, and (b) one-sixtieth of the restricted stock will vest (or, as applicable, vested) upon the completion of each full month following May 3, 2006. Notwithstanding, pursuant to the terms of a transaction bonus agreement entered into with each of Mr. Stauffer and Mr. Kennedy effective as of April 2, 2007, as amended, their stock vested in full upon the consummation of the 2007 Private Placement.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR ENDED 2007

The following table reflects the vested stock held by our named executive officers during 2007:

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
J. Michael Pearson	18,519	$250,000
Mark R. Stauffer	123,319	$1,664,807
Elliott J. Kennedy	171,773	$2,318,936
James L. Rose	5,796	$78,246

Potential Payments Upon Termination or Change in Control

J. Michael Pearson

2007 Employment Agreement.  On April 2, 2007, we entered into an employment agreement with Mr. Pearson. The employment agreement is for a term of two years, after which time it may be extended by mutual agreement of Mr. Pearson and us. On April 11, 2008, the Compensation Committee approved, and the Board ratified, an amendment to our President and Chief Executive Officer, Mr. Pearson’s employment agreement, extending the initial term of the employment agreement for an additional year with the initial term expiring now on May 17, 2010 instead of May 17, 2009.  Provisions of the employment agreement providing for a mutually-agreed extension after expiration of the initial term remained in place.  Pursuant to this employment agreement, if, unrelated to a change in control (as defined below) Mr. Pearson is terminated without cause (as defined below) or he voluntarily terminates his employment for good reason (as defined below), he would be entitled to receive his base salary (as of the date of such termination) for a period of six months, payable in accordance with our normal payroll practices.

The employment agreement also provides that in the event that, in connection with a change of control, we terminate Mr. Pearson without cause, or he voluntarily terminates his employment for good reason during the period that begins on the date that is three months prior to the occurrence of a change in control and ends on the date that is twelve months following the occurrence of a change in control, he would be entitled to receive his base salary (as of the date of such termination) for a period of three years, payable in accordance with our normal payroll practices.

For this purpose the term “change in control” generally means the occurrence of any of the following events:

(a) A “change in the ownership of the Company” which will occur on the date that any one person, or more than one person acting as a group, acquires ownership of our stock that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of our stock; however the following acquisitions will not constitute a change in control: (i) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by us or any entity controlled by us or (ii) any acquisition by investors (immediately prior to such acquisition) of us for financing purposes, as determined by the compensation committee in its sole discretion.

(b) A “change in the effective control of the Company” which will occur on the date that either (i) any one person, or more than one person acting as a group, acquires ownership of our stock possessing 35% or more of the total voting power of our stock, excluding (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by us or (z) any acquisition by investors (immediately prior to such acquisition) of us for financing purposes, as determined by the compensation committee in its sole discretion or (ii) a majority of the members of the Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

 (c) A “change in the ownership of a substantial portion of the Company’s assets” which occurs on the date that any one person, or more than one person acting as a group, acquires our assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of our assets immediately prior to such acquisition.

The term “cause” means: (a) a material breach by Mr. Pearson of the noncompetition and confidentiality provisions of the employment agreement; (b) the commission of a criminal act by Mr. Pearson against us, including, but not limited to, fraud, embezzlement or theft; (c) the conviction, plea of no contest or  nolo contendere , deferred adjudication or unadjudicated probation of Mr. Pearson for any felony or any crime involving moral turpitude; or (d) Mr. Pearson’s failure or refusal to carry out, or comply with, any lawful directive of our Board of directors consistent with the terms of the employment agreement which is not remedied within 30 days after Mr. Pearson’s receipt of notice from us.

The term “good reason” means: (a) a substantial reduction of Mr. Pearson’s base salary without his consent; (b) a substantial reduction of Mr. Pearson’s duties (without his consent) from those in effect as of the effective date of the employment agreement or as subsequently agreed to by Mr. Pearson and us; or (c) the relocation of Mr. Pearson’s primary work site to a location greater than 50 miles from Mr. Pearson’s work site as of the effective date of the employment agreement.

Mark R. Stauffer

2007 Employment Agreement.  On April 2, 2007, we entered into an employment agreement with Mr. Stauffer. The employment agreement is for a term of two years, after which time it may be extended by mutual agreement of Mr. Stauffer and us. Pursuant to this employment agreement, if, unrelated to a change in control Mr. Stauffer is terminated without cause or he voluntarily terminates his employment for good reason, he would be entitled to receive his base salary (as of the date of such termination) for a period of six months, payable in accordance with our normal payroll practices.

The employment agreement also provides that in the event that, in connection with a change of control, Mr. Stauffer is terminated by us without cause, or he voluntarily terminates his employment for good reason during the period that begins on the date that is three months prior to the occurrence of a change in control and ends on the date that is twelve months following the occurrence of a change in control, he would be entitled to receive his base salary (as of the date of such termination) for a period of three years, payable in accordance with our normal payroll practices.

For purposes of the foregoing, the terms “change in control,” “good reason,” and “cause” each have the meaning ascribed to such terms with respect to Mr. Pearson’s 2007 employment agreement, described above.

Elliot J. Kennedy

2007 Employment Agreement.  On April 2, 2007, we entered into an employment agreement with Mr. Kennedy. The employment agreement is for a term of two years, after which time it may be extended by mutual agreement of Mr. Kennedy and us. Pursuant to this employment agreement, if, unrelated to a change in control Mr. Kennedy is terminated without cause or he voluntarily terminates his employment for good reason, he would be entitled to receive his base salary (as of the date of such termination) for a period of six months, payable in accordance with our normal payroll practices.

The employment agreement also provides that in the event that, in connection with a change of control, Mr. Kennedy is terminated by us without cause, or he voluntarily terminates his employment for good reason during the period that begins on the date that is three months prior to the occurrence of a change in control and ends on the date that is twelve months following the occurrence of a change in control, he would be entitled to receive his base salary (as of the date of such termination) for a period of two years, payable in accordance with our normal payroll practices.

For purposes of the foregoing, the terms “change in control,” “good reason,” and “cause” each have the meaning ascribed to such terms with respect to Mr. Pearson’s 2007 employment agreement, described above.

 James L. Rose

Stock Option and Restricted Stock Agreements.  As provided in his stock option and restricted stock agreements, in the event that Mr. Rose is involuntarily terminated other than for cause within twelve months following a corporate change his then unvested stock options and shares of restricted stock will fully vest. Assuming, therefore, that such a corporate change and termination occurred on December 31, 2007, his option to purchase 33,633 shares of our common stock and 5,415 shares of unvested restricted stock would have become fully vested. Assuming that the fair market value of our common stock was $12.31 a share (i.e., the closing price as listed on Nasdaq as of April 1, 2008) the value to Mr. Rose of this accelerated vesting would have been $346,102 for the stock options, and $66,659 for the restricted stock. For purposes of the foregoing, the terms “involuntary termination,” “good reason,” and “corporate change” each have the meaning ascribed to such terms with respect to Mr. Pearson’s stock option agreement, described above.

2007 Employment Agreement.  On April 2, 2007 we entered into an employment agreement with Mr. Rose. The employment agreement is for a term of two years, after which time it may be extended by mutual agreement of Mr. Rose and us. Pursuant to this employment agreement, if, unrelated to a change in control Mr. Rose is terminated without cause or he voluntarily terminates his employment for good reason, he would be entitled to receive his base salary (as of the date of such termination) for a period of six months, payable in accordance with our normal payroll practices.

The employment agreement also provides that in the event that, in connection with a change of control, Mr. Rose is terminated by us without cause, or he voluntarily terminates his employment for good reason during the period that begins on the date that is three months prior to the occurrence of a change in control and ends on the date that is twelve months following the occurrence of a change in control, he would be entitled to receive his base salary (as of the date of such termination) for a period of two years, payable in accordance with our normal payroll practices.

For purposes of the foregoing, the terms “change in control,” “good reason,” and “cause” each have the meaning ascribed to such terms with respect to Mr. Pearson’s 2007 employment agreement, described above.

J. Cabell Acree, III

2007 Employment Agreement.  On August 13, 2007 we entered into an employment agreement with Mr. Acree. The employment agreement is for a term of two years, after which time it may be extended by mutual agreement of Mr. Acree and us. Pursuant to this employment agreement, if, unrelated to a change in control Mr. Acree is terminated without cause or he voluntarily terminates his employment for good reason, he would be entitled to receive his base salary (as of the date of such termination) for a period of six months, payable in accordance with our normal payroll practices.

The employment agreement also provides that in the event that, in connection with a change of control, Mr. Acree is terminated by us without cause, or he voluntarily terminates his employment for good reason during the period that begins on the date that is three months prior to the occurrence of a change in control and ends on the date that is twelve months following the occurrence of a change in control, he would be entitled to receive his base salary (as of the date of such termination) for a period of two years, payable in accordance with our normal payroll practices.

For purposes of the foregoing, the terms “change in control,” “good reason,” and “cause” each have the meaning ascribed to such terms with respect to Mr. Pearson’s 2007 employment agreement, described above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company reviews related party transactions.  Related party transactions are transactions that involve the Company’s directors, executive officers, director nominees, 5% or more beneficial owners of the Company’s Common Stock, immediate family members of these persons (which shall include a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and persons sharing the same household of the foregoing persons), or entities in which one of these persons has a direct or indirect material interest.  A Related Party Transaction means any transaction, or series of similar transactions (and any amendments, modifications or changes thereto), in which the amount exceeds $120,000.  A Related Party Transaction does not include compensatory arrangements with the Board or executive officers or certain other transactions.  Pursuant to the Company’s Code of Business Conduct and Ethics, employees and directors have a duty to report any potential conflicts of interest to the appropriate level of management or to the Board of Directors.  The Company evaluates these reports along with responses to the Company’s annual director and officer questionnaires for any indication of possible related party transactions.  If a transaction is deemed by the Company to be a related party transaction, the information regarding the transaction is forwarded to the Audit Committee for review and approval.  Pursuant to the Audit Committee’s charter, it has been delegated the authority to review and approve all related party transactions.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference in any other filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee of the Company’s Board of Directors consists of three non-employee directors, each of whom the Board has determined (i) meets the independence criteria specified by the SEC and the requirements of NASDAQ listing standards and (ii) at least one member meets certain standards as a financial expert.  Mr. Stoever, Chairman of the Committee, meets the relevant standards as a financial expert.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls for financial reporting.  The Audit Committee is responsible for the oversight of the Company’s financial reporting process on behalf of the Board of Directors.  In fulfillment of its responsibilities, the Audit Committee has reviewed and discussed with management and the Company’s independent registered public accounting firm the Company’s 2007 audited consolidated financial statements and such matters required by Statement on Accounting Standards No. 61 Communication With Audit Committees (as amended).  In addition, the Audit Committee has received from the Company’s independent registered public accounting firm the written disclosures and the letter required by Independence Standards Board Standard No. 1 Independence Discussions with Audit Committees and discussed with them their independence from the Company and its management.

The Audit Committee discussed with the Company’s independent registered public accounting firm, without management present, the overall scope of its audit, results of its examinations, its evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC.

Respectfully submitted by the members of the Audit Committee
Gene Stoever, Chairman
Richard L. Daerr, Jr.
Thomas N. Amonett

APPROVAL OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Grant Thornton LLP as the Company’s independent registered public accounting firm to perform the audit of the Company’s financial statements for 2008.  Grant Thornton was also the Company’s independent registered public accounting firm for the year ended December 31, 2007.

The Board is asking shareholders to approve the appointment of Grant Thornton although ratification is not required by law or by the Company’s by-laws.  The Board is submitting the appointment of Grant Thornton for ratification as a matter of good corporate practice.  Whether shareholders approve the appointment or not, the Audit Committee, in its discretion, may select an independent registered public accounting firm at any time during the year if it determines that to do so would be in the best interest of the Company and its shareholders.  There is additional information about Grant Thornton under the heading “Information About Audit Fees and Audit Services”, below.

A representative of the Company’s independent registered public accounting firm, Grant Thornton LLP, is expected to be present at the Annual Meeting and will have the opportunity to make a statement and will be available to respond to appropriate questions from shareholders.

Audit Fees The following table sets forth the aggregate fees Grant Thornton LLP billed to the Company for the years ended December 31, 2007 and 2006.

	2007*	Percent Approved by Audit Committee	2006*	Percent Approved by Audit Committee
Audit fees(1)	$638,925	100%	$165,875	100%
Audit-related fees (2)
Tax fees (3)	$80,115	100%	$53,444	100%
All other fees
Total fees	$719,040	100%	$219,319	100%
*The Company became a public company on December 20, 2007

(1)	Includes professional services for the audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements, services normally provided by the Company’s independent registered public accounting firm in connection with statutory and regulatory filings or engagements that only the independent registered public accounting firm can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance and review of documents filed with the SEC.  The Company operated as a private company until December 20, 2007.
(2)
Includes fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, including, if applicable, fees related to assistance in financial due diligence related to mergers and acquisitions and consultation regarding generally accepted accounting principles.

(3)
Includes fees associated with tax compliance, tax advice and domestic and international tax planning as well as tax return preparation.  The Company has retained another accounting firm to provide tax return preparation services in 2008.

Audit and Non-Audit Service Approval Policy In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the related rules and regulations, the Audit Committee has adopted procedures for the pre-approval of audit and permissible non-audit services provided by the independent registered public accounting firm.

Audit Services. The Audit Committee annually approves specified audit services engagement terms and fees and other specified audit fees. All other audit services must be specifically pre-approved by the Audit Committee. The Audit Committee monitors the audit services engagement and may approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope or other items.

Audit-Related Services. Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, which historically have been provided by our independent registered public accounting firm, and are consistent with the SEC’s rules on auditor independence. The Audit Committee annually approves specified audit-related services within established fee levels. All other audit-related services must be pre-approved by the Audit Committee.

Tax Fees. As a private company in 2006 and 2007, our independent registered public accounting firm provided tax services to the Company.  The Company has retained another independent registered public accounting firm to provide tax services in 2008.

All Other Services. Other services, if any, are services provided by our independent registered public accounting firm that do not fall within the established audit, audit-related and tax services categories. The Audit Committee may pre-approve specified other services that do not fall within any of the specified prohibited categories of services.

Procedures for Approval of Services. All requests for services that are to be provided by our independent registered public accounting firm, which must include a detailed description of the services to be rendered and the amount of corresponding fees, are submitted to both the President and the Chairman of the Audit Committee. The Chief Financial Officer authorizes services that have been approved by the Audit Committee within the pre-set limits. If there is any question as to whether a proposed service fits within an approved service, the Chairman of the Audit Committee is consulted for a determination. The Chief Financial Officer submits to the Audit Committee any requests for services that have not already been approved by the Audit Committee. The request must include an affirmation by the Chief Financial Officer and the independent registered public accounting firm that the request is consistent with the SEC’s rules on auditor independence.

The Board recommends that you vote FOR the approval of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm.

OTHER BUSINESS

Management does not intend to bring any business before the meeting other than the matters referred to in the accompanying notice. If, however, any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to discretionary authority granted in the proxy in accordance with their best judgment on such matters. The discretionary authority includes matters that the Board does not know are to be presented at the meeting by others.

Annual Report

The Annual Report to Shareholders, which includes our consolidated financial statements for the year ended December 31, 2007, has been mailed to all shareholders. The Annual Report is not a part of the proxy solicitation material.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Any proposal that a stockholder intends to present at the 2009 Annual Meeting of Stockholders must be submitted to the Corporate Secretary of the Company no later than December 24, 2008 in order to be considered timely received.

By Order of the Board of Directors
J. Cabell Acree, III, Secretary

ORION MARINE GROUP, INC.
ANNUAL MEETING OF SHAREHOLDERS
May 22, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned, having received a Notice of the Annual Meeting of Shareholders of Orion Marine Group, Inc. (the “ Company ”) to be held on Thursday, May 22, 2008 at 10:00 a.m. local time at the The Alden Hotel, 1117 Prairie St., Houston, Texas 77002 or at any adjournment thereof (the “ Annual Meeting ”) together with the Board of Directors’ proxy statement therefor; and revoking all prior proxies, hereby appoint(s) J. Cabell Acree, J. Michael Pearson and Mark R. Stauffer, and each of them (with full power of substitution) as proxies of the undersigned to attend the Annual Meeting and any adjourned sessions thereof and there to vote and act upon the following matters in respect of all shares of common stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

Attendance of the undersigned at the Annual Meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned affirmatively indicates at the Annual Meeting the intention of the undersigned to vote said shares in person. If the undersigned holds any shares in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every one of those capacities as well as individually.

[X] Please mark your votes as in this example.

The shares represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to any election to office or proposal specified below, this proxy will be voted FOR the election to office or proposal. None of the matters to be voted on is conditioned on, or related to, the approval of any other matter. All proposals are made by the Company.

1.  Election of one Class I director (or if the nominee is not available for election, a substitute designated by the Board of Directors).

Nominee	Class	Term
Thomas N. Amonett	I	Three years

FOR ALL	[ ]
WITHHOLD ALL	[ ]
FOR ALL EXCEPT ____________________________________________________

2.  Approval  of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm.

FOR           [           ]           AGAINST                      [           ]           ABSTAIN                      [           ]

If you wish to vote in accordance with the recommendations of the Board of Directors, you need only sign and date this proxy on the reverse side — you do not need to mark any boxes.

CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

Please sign exactly as your name appears on this proxy. Joint owners should both sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature:	Date:

Signature:	Date:

PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THIS PROXY USING THE ENCLOSED ENVELOPE.